                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement (Revised)
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    THE CHERRY CORPORATION
- - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                    THE CHERRY CORPORATION
- - - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  Fee paid with Preliminary Filing
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]
                               3600 SUNSET AVENUE
                            WAUKEGAN, ILLINOIS 60087
                                  708-662-9200
                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 11, 1994
                               -----------------

To the Stockholders of
  The Cherry Corporation:

      Notice is hereby given that the annual meeting of stockholders of THE CHERRY CORPORATION, a Delaware corporation, will be held at its corporate offices, 3600 Sunset Avenue, Waukegan, Illinois, on Monday, July 11, 1994, at 4:00 p.m. local time, for the following purposes:

      1. To elect seven directors of the Corporation to hold office for the ensuing year.

      2. To consider and act upon a proposal to amend Article Fourth of the Company's Certificate of Incorporation, as amended, to (i) reclassify the existing Common Stock of the Company as Class B Common Stock, (ii) authorize a new class of non-voting common stock, designated as Class A Common Stock, (iii) increase the number of authorized shares of Common Stock from 10,000,000 to 30,000,000, consisting of 20,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock, and
         (iv) establish the rights, powers and limitations of the Class A Common Stock and the Class B Common Stock.

      3. To consider and transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on May 16, 1994, as the record date for the determination of the holders of shares of the Corporation's outstanding Common Stock entitled to notice of and to vote at the annual meeting of stockholders. Each stockholder is entitled to one vote per share on all matters to be voted on at the meeting.
                                   By Order of the Board of Directors

                                                    DAN A. KING
                                                     SECRETARY

  June 20, 1994

  PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                             THE CHERRY CORPORATION
                               3600 SUNSET AVENUE
                            WAUKEGAN, ILLINOIS 60087
                                  708-662-9200

                              -------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 11, 1994

                               -----------------

                               VOTING INFORMATION

    This Proxy Statement is being mailed to stockholders of The Cherry Corporation (the "Company") on or about June 20, 1994, and is furnished in connection with the Board of Directors' solicitation of proxies for the annual meeting of stockholders to be held on July 11, 1994, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. If the form of proxy which accompanies this Proxy Statement is executed and returned, it may be revoked by the person giving it at any time prior to the voting thereof by written notice to the Secretary, by delivery of a later dated proxy or by requesting to vote in person at the meeting. Without extra compensation, certain directors, officers and employees of the Company may make additional solicitations in person or by telephone or telegraph. Expenses incurred in the solicitation of proxies, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company.

    Each stockholder is entitled to one vote for each share of the Company's Common Stock held as of the record date. For purposes of the meeting, a quorum means a majority of the outstanding shares. As of the close of business on May 16, 1994, the record date for stockholders entitled to vote at the annual meeting, there were outstanding 4,664,098 shares of Common Stock, entitled to one vote each. In determining whether a quorum exists at the meeting, all shares represented in person or by proxy will be counted. A stockholder may, with respect to the election of directors, (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space in the proxy. With respect to the proposal to amend the Company's Certificate of Incorporation, as amended, a stockholder may (i) vote for the proposal, (ii) vote against the proposal or
(iii) abstain from voting. Proxies properly executed and received by the Company prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the stockholder, proxies will be voted for the election of all named director nominees, each to hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified and for the proposal to amend the Certificate of Incorporation.

    Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will be treated as shares entitled to vote only as indicated below ("broker non-votes"). The affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required in the election of directors. Withholding authority to vote for a director nominee will in effect count as a vote against the director nominee. Broker non-votes will have no effect in the election of directors. The affirmative vote of the holders of a majority of the outstanding shares is required for approval of the proposal to amend the Company's Certificate of Incorporation, as amended. Abstentions and broker non-votes in connection with this proposal will count as votes against this proposal.

    The Board of Directors knows of no other matter which may come up for action at the meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

    Stockholders wishing to include proposals in the Company's proxy statement and form of proxy for the 1995 annual meeting must submit such proposals so that they are received by the Secretary of the Company at its Waukegan address by no later than February 20, 1995.

    The Annual Report to stockholders for the fiscal year ended February 28, 1994, accompanies this Proxy Statement. Additional copies of the Annual Report may be obtained by writing to the Secretary of the Company.

                          STOCK OWNERSHIP INFORMATION

    As of May 16, 1994, set forth below are (1) the only persons known to the Company to beneficially own more than 5% of the outstanding Common Stock of the Company, (2) the beneficial holdings of executive officers shown in the Summary Compensation Table, and (3) the benefical holdings of all executive officers and directors as a group. Except as set forth below, the address for such person or group is the Company's Waukegan office.

                                                                                                NUMBER OF
                                                NAME                                           SHARES OWNED        PERCENT
           ------------------------------------------------------------------------------  --------------------  -----------
(1)        Walter L. Cherry and
           Virginia B. (Mrs. Walter L.) Cherry...........................................    1,626,915(a)(b)(e)       34.9%
           Peter B. Cherry...............................................................    1,398,702(b)(c)(e)       30.0%
           FMR Corporation
           82 Devonshire Street, Boston, MA 02109........................................      629,600                13.5%
(2)        Executive Officers in Summary Compensation Table..............................    1,444,362(d)             30.9%
(3)        All Officers and Directors as a Group (10 persons)............................    2,834,750(e)             60.5%

- - - ---------
(a) Mr. and Mrs. Cherry disclaim ownership of the shares held in each other's name.

(b) The table includes 255,727 shares of Common Stock held by the Catherine C. Moore Trust for the benefit of Catherine C. Moore, of which Virginia B. Cherry and Peter B. Cherry (her son) are trustees with the power to vote the Common Stock and to make dispositions. Mrs. Cherry and Mr. Cherry disclaim beneficial ownership.

(c) The table includes 47,911 shares of Common Stock held by Mr. Cherry's wife as trustee for their children, as to which shares Mr. Cherry disclaims beneficial ownership. The table includes 22,500 shares of Common Stock held by Act & Co., the nominee of Harris Trust and Savings Bank, in an irrevocable trust for the benefit of the children of Mr. and Mrs. Walter
      L. Cherry. The children have the power to vote and dispose of such stock. The table also includes 712,000 shares of Common stock held by trusts for the benefit of Walter L. Cherry and Virginia B. Cherry, of which Peter B. Cherry (their son) is trustee with the power to vote the Common Stock and to make dispositions.

(d) The total number of beneficially owned shares of Common Stock of the Company for each of the Executive Officers listed in the Summary Compensation Table is as follows: Peter B. Cherry, 1,398,702; Alfred S. Budnick, 15,374; Grant T. Hollett, Jr., 12,250; Dan A. King, 8,414 and Klaus D. Lauterbach, 9,622.

(e) The total number of shares of Common Stock of the Company for each of the executive officers and directors includes shares held under options exercisable within 60 days as follows: Walter L. Cherry, 2,000; Peter B. Cherry, 2,000; Alfred S. Budnick, 8,666; Grant T. Hollett, Jr., 4,334; Dan
      A. King, 3,001 and Klaus D. Lauterbach, 1,317.

    Each director and executive officer of the Company is required to report to the Securities and Exchange Commission, by specified dates, his or her transactions in the Common Stock of the Company. During fiscal year 1994, Klaus
D. Lauterbach and Charles W. Denny each filed one such report after the specified date.

                             ELECTION OF DIRECTORS

    At the annual meeting of stockholders, seven directors, constituting the entire Board of Directors of the Company, are to be elected to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Unless otherwise indicated on the proxy form, it is intended that the proxies will be voted for the nominees listed below. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies unless otherwise indicated on the proxy form.

NOMINEES
    The following information concerning the nominees has been furnished by the nominees:

                                                                                             COMMON
                                                                                 FIRST      STOCK OF     PERCENT OF
                                              PRINCIPAL OCCUPATION               YEAR     THE COMPANY   COMMON STOCK
                                             DURING LAST FIVE YEARS             ELECTED      OWNED          OWNED
          NAME AND AGE                      AND OTHER DIRECTORSHIPS            DIRECTOR   MAY 16, 1994  MAY 16, 1994
- - - ---------------------------------  ------------------------------------------  ---------  ------------  -------------
Peter B. Cherry (47).............  Chairman   of   the   Board   (1992)   and    1977       1,398,702*        30.0%
                                    President,  1982   and  Chief   Executive
                                    Officer,  1986 and (prior  to 1986) Chief
                                    Operating Officer.
Walter L. Cherry (77)............  Development Engineer  as  of  January  10,    1953       1,626,915*        34.9%
                                    1992,  formerly Chairman of the Board and
                                    (prior to 1986) Chief Executive Officer.
Alfred S. Budnick (56)...........  Vice  President   of   the   Company   and    1977          15,374           .3%
                                    President    of    Cherry   Semiconductor
                                    Corporation.
Thomas L. Martin (72)............  President Emeritus  of Illinois  Institute    1979           2,200           .1%
                                    of  Technology.  Mr.  Martin  was  also a
                                    director of Kemper Family of Funds  until
                                    December 1993.
Robert B. McDermott (66).........  Private  Investor,  formerly  partner, law    1982          17,000           .4%
                                    firm of  McDermott,  Will  &  Emery;  Mr.
                                    McDermott  is also a  director of Maynard
                                    Oil Company.
Peter A. Guglielmi (51)..........  Director, Tellabs,  Inc. (voice  and  data    1993          --            --
                                    communications   equipment  manufacturer)
                                    and  President,  Tellabs   International,
                                    Inc. (1993), and Chief Financial Officer,
                                    Tellabs, Inc. (1988).
Charles W. Denny (58)............  President  and  Chief  Executive  Officer,    1993         --            --
                                    Schneider  North   America   (1992)   and
                                    President  and  Chief  Operating Officer,
                                    Square D Company (electrical distribution
                                    and industrial control products
                                    manufacturer) (1992) and (prior to  1992)
                                    Executive  Vice  President. Mr.  Denny is
                                    also a director  of Woodhead  Industries,
                                    Inc.

- - - ---------
* Includes shares of Common Stock owned by wives in the cases of Walter L. Cherry (685,736 shares) and Peter B. Cherry (47,911 shares) each of whom disclaims that he is the beneficial owner of any shares held by his wife; reference is made to the footnotes under the table in "Stock Ownership Information."

    Because of their equity interests in the Company, Mr. and Mrs. Walter L. Cherry and Peter B. Cherry may be deemed "control persons" as that term is used under regulations of the Securities and Exchange Commission. Peter B. Cherry is the son of Mr. and Mrs. Walter L. Cherry. There are no other family relationships.

                                  COMPENSATION

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                  ---------------
                                                                                     NUMBER OF
                                                                                      SHARES
                                                                                    UNDERLYING
                                                    ANNUAL COMPENSATION (1)            STOCK            ALL OTHER
                                               ---------------------------------    OPTIONS (4)    COMPENSATION (2)(3)
         NAME AND PRINCIPAL POSITION             YEAR     SALARY ($)  BONUS ($)         (#)                ($)
- - - ---------------------------------------------  ---------  ----------  ----------  ---------------  -------------------
Peter B. Cherry                                     1994  $  301,111  $   50,000        --              $  10,743
 Chairman of the Board and President                1993     228,711      --            --                  6,659
                                                    1992     229,899      --             2,000             --
Alfred S. Budnick                                   1994     206,250     126,920        --                  7,356
 Vice President of the Company and President        1993     192,506      89,408         1,000              6,665
 of a Subsidiary                                    1992     176,666      42,481         3,500             --
Klaus D. Lauterbach                                 1994     286,527      23,728        --                 --
 Vice President of the Company and General          1993     282,911      33,843           950             --
 Manager of a Subsidiary                            1992     244,886      21,461         3,000             --
Grant T. Hollett, Jr.                               1994     216,273      66,200        --                  9,314
 Vice President of the Company and President        1993     201,639      61,176         1,500              5,754
 of a Division                                      1992     176,461      30,600         5,000             --
Dan A. King                                         1994     128,579      31,100        --                  5,362
 Treasurer, Secretary and Corporate                 1993     106,817      21,600         1,000              3,056
 Controller                                         1992      97,651      13,968         3,500             --

- - - ---------
(1) Table excludes perquisites as amounts received do not exceed the lesser of $50,000 or 10% of any of the named officers salary and bonus.

(2) In accordance with the revised rules on executive compensation disclosure, amounts of All Other Compensation are excluded for the Company's 1992 fiscal year.

(3)   Represents Company contributions under 401(k) and profit sharing plans.

(4)   The Company did not grant any stock options in fiscal 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                          NUMBER OF
                                                                           SHARES
                                                                         UNDERLYING         VALUE OF
                                                                         UNEXERCISED   UNEXERCISED IN-THE-
                                                              VALUE      OPTIONS AT     MONEY OPTIONS AT
                                                            REALIZED     FY-END (#)        FY-END ($)
                                         SHARES ACQUIRED       ($)      EXERCISABLE/      EXERCISABLE/
                 NAME                    ON EXERCISE (#)       (1)      UNEXERCISABLE   UNEXERCISABLE (1)
- - - --------------------------------------  -----------------  -----------  -------------  -------------------
Peter Cherry..........................              0       $       0     1,334/666      $21,678/$10,822
Alfred Budnick........................              0               0    7,167/1,833     113,717/26,158
Klaus Lauterbach......................          1,316          12,106      0/1,634          0/23,023
Grant Hollett.........................              0               0    2,167/2,667      33,089/37,839
Dan King..............................              0               0    1,500/1,834      23,003/26,176

- - - ---------
(1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise or end of fiscal 1994 multiplied by the applicable number of shares.

BOARD OF DIRECTORS

    The Board of Directors held four meetings in fiscal 1994. All directors were present for at least 75% of the meetings for which they were in office, except that Mr. Guglielmi attended one of two meetings for which he was in office. Non-employee directors are paid an annual fee of $4,000, plus $2,000 for each meeting they attend. Employee directors receive no compensation as such.

    The Board of Directors has an Audit Committee and a Compensation Committee, each composed of non-employee directors. The Committee Chairman receives $1,500 and the other members receive $500 for each meeting held. The Audit and Compensation Committees held two meetings in fiscal 1994. The Board has no Nominating Commmittee.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL AGREEMENT

    Pursuant to an agreement dated May 26, 1992 between Cherry Semiconductor Corporation (CSC) and Mr. Budnick, CSC has agreed to compensate Mr. Budnick if he is terminated within 5 years subsequent to a change in control of CSC. The agreement provides for a payment of between one to three times Mr. Budnick's annual salary depending upon the amount of time which has lapsed subsequent to the change in control. In general, a change of control occurs if CSC is sold.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is responsible for the Company's executive compensation policies. Subject to review by the full Board, it annually determines the compensation to be paid to the executive officers of the Company. The Committee is composed of outside directors.

OVERVIEW AND PHILOSOPHY

    The executive compensation program is intended to provide overall levels of compensation for the executive officers which are competitive for the industries and the geographic areas within which they operate, the individual's experience, and contribution to the long-run success of the Company. The Russell 3000 (see Performance Graph) includes companies that operate in the industries which the Committee considers. The Compensation Committee believes that services of great value to the Company and its stockholders can be rendered in periods of business adversity as well as in good times. The Committee believes that its task of determining fair and competitive compensation is ultimately judgmental, even though formulas are used to some extent as described below.

    The program is composed of base salary, annual incentive compensation, and other benefits generally available to all employees. As of February 28, 1994, incentive stock options on 78,000 shares of the Company's stock were outstanding but no options were granted during the fiscal year then ended.

BASE SALARY

    The base salary for each executive is established to be competitive with companies in the industries and geographic areas in which the Company competes. Surveys from outside firms and consultants are used to help determine what is competitive. In making annual adjustments to base salary, the Committee also considers the individual's attainment of personal management objectives which are ordinarily established at the beginning of the year, as well as any other information which may be available as to the value of the particular individual's past and prospective future services to the Company. This information includes comments and performance evaluations by the Company's Chief Executive Officer as to individuals other than himself. The Committee considers all such data; it does not prescribe the relative weight to be given to any particular component of such data.

ANNUAL INCENTIVE COMPENSATION

    Annual incentive compensation is largely determined by formulas in different plans for each subsidiary or division of the Company. In all cases a major component is dependent upon the subsidiary's or division's earnings. That portion of the annual incentive not determined by formula is set by measuring achievement of financial goals -- such as cash flow, working capital management, and capital expenditures -- and other goals which ordinarily are established at the beginning of the year.

LONG-TERM INCENTIVES

    Incentive stock options were granted to executives in earlier years (but not in fiscal 1994) because they directly relate the executive's earnings to the stock price appreciation realized by the Company's stockholders over the option period. Stock options also provide executives the opportunity to acquire an ownership interest in the Company. The number of shares covered by each executive's option was determined by factors similar to those considered in establishing base salary.

    The capability to grant new incentive stock options under the Stock Option Plan expired in June 1992. As a result, the Committee may grant only non-qualified stock options. No such options were granted in fiscal 1994. The Committee has evaluated alternative long-term incentive plans, but to date has not adopted any such plans.

    In general, the Committee has believed that stock options should form a secondary part of an executive's total compensation package, partly because the price of the Company's stock may be subject, during the term of the option, to competitive and other factors over which a particular executive may have little or no control.

OTHER

    Other benefits are generally those available to all other employees in the Company, or a subsidiary, as appropriate. Together with perquisites, these benefits did not exceed 10% of any executive's combined salary and bonus in fiscal 1994.

COMPENSATION FOR THE PRESIDENT (CHIEF EXECUTIVE OFFICER)

    The Committee applies the same standards in establishing the compensation of the Company's Chief Executive Officer as are used for other executives. However, there are several procedural differences. The Chief Executive Officer does not submit an evaluation of his own performance, nor does he participate in the review by the full Board on the amount and nature of his compensation as determined by the Committee. Peter Cherry received a cash bonus of $50,000 based on the Company's performance in fiscal year 1994 and his individual contribution to the Company. The bonus was determined in its discretion by the Committee. In arriving at its decision, the Committee considered the Company's earnings before interest and taxes as a percent of average investment for the year, Mr. Cherry's work in the development of competitive strategies for the Company's business and his personal leadership. No specific weight was assigned to any of these elements.

    This  report  is submitted  by the  Compensation Committee  of the  Board of
Directors:

                       Robert B. McDermott, Chairman
                       Thomas L. Martin
                       Charles W. Denny

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Robert McDermott was formerly a partner in the law firm of McDermott, Will & Emery which provides legal services to the Company on a regular basis.

    In November of 1993, WLC Investment Co. (owned entirely by Walter L. Cherry, a Director and an employee of the Company) and VBC Investment Co. (owned entirely by Virginia B. Cherry, the wife of Walter L. Cherry), (collectively the "Holding Companies"), entered into an agreement with the Company by which the Company acquired all shares of the Company's Common Stock owned by the Holding Companies (175,000 shares each) in exchange for an identical number of shares of such stock, and immediately thereafter the Holding Companies liquidated and dissolved. The exchange and liquidation/dissolution of the Holding Companies qualified as a tax-free reorganization to each of the parties, and a private letter ruling to that effect has been obtained from the Internal Revenue Service. The exchange did not constitute a change of control with respect to the Company. The exchange did not increase the number of shares outstanding or the capital accounts of the Company, because, upon receipt of the shares of the Company from the Holding Companies, the Company immediately cancelled the shares and returned them to the status of authorized but unissued shares of the Common Stock of the Company. The Company did not assume any liability of the Holding Companies or incur any expenses in connection with the transaction.

    Walter L. Cherry, a Director of the Company, is an employee of the Company and received $107,000 in fiscal 1994 for his services as an employee.

                               PERFORMANCE GRAPH

    The following performance graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the Russell 3000 and the Russell 3000 Electrical Equipment Industry indices for the period of five years commencing March 1, 1989 and ending February 28, 1994.

                                   [GRAPHIC]

                                                                   1989       1990       1991       1992       1993       1994
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
The Cherry Corporation                                               100.0       48.8       35.9       64.9      189.6      170.0
Russell 3000                                                         100.0      116.4      132.2      157.5      174.4      191.4
Russell 3000 Electrical Equipment Industry                           100.0      128.3      142.8      172.7      196.1      213.1

- - - ---------
(1) The Company has selected the Russell 3000 Electrical Equipment Industry as one comparison of total stockholder return. The Company is included in this industry index and believes that it provides a comparison as prescribed by the Securities and Exchange Commission requirements. This industry index is only computed quarterly on a calendar year basis and therefore the indices shown above for this industry are as of March 31 of the respective years. Although the Company's total return is based upon its fiscal year end of the last day of February, it believes that any difference that may result is not material.

(2) The stock price performance shown on the graph above is not necessarily indicative of future price performance.

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

DESCRIPTION OF THE AMENDMENT AND THE DISTRIBUTION

    At the Annual Meeting the stockholders of the Company are also being asked to consider and act upon a proposal (the "Proposal") to approve an amendment in the form attached as Exhibit A (the "Amendment") to Article Fourth of the Company's Certificate of Incorporation, as amended, which would (i) reclassify the existing Common Stock of the Company (the "Existing Common Stock") as Class B Common Stock, (ii) authorize a new class of non-voting common stock, designated as Class A Common Stock, (iii) increase the number of authorized shares of Common Stock from ten million (10,000,000) to thirty million (30,000,000), consisting of twenty million (20,000,000) shares of Class A Common Stock and ten million (10,000,000) shares of Class B Common Stock, and (iv) establish the rights, powers and limitations of the Class A Common Stock and the Class B Common Stock.

    If the Amendment is adopted by the stockholders, the Board intends to prepare and file a Certificate of Amendment to the Certificate of Incorporation of the Company in accordance with the Amendment. The Amendment will be effective immediately upon acceptance of filing by the Secretary of State of Delaware (the "Effective Date"). The Board would then be free to issue Common Stock without any further action on the part of the stockholders. Although the Board presently intends to file the Certificate of Amendment, if the Proposal is approved by stockholders, the resolution of stockholders will reserve to the Board the right to defer or abandon the Proposal and not file such Certificate of Amendment even if the Amendment is approved by the stockholders.

    If the Board elects to file the Certificate of Amendment, promptly after the Effective Date, the Board presently intends to authorize a distribution of one share of Class A Common Stock for each share of Existing Common Stock outstanding on the record date (the "Distribution"). The Distribution will be essentially a two-for-one stock split. The record date for the Distribution (the "Distribution Record Date") and the date of distribution of the Class A Common Stock are expected to be established promptly after the Amendment is approved and adopted by the stockholders. Stockholder approval of the Distribution is not required by Delaware law and is not being solicited by the Proxy Statement and there is no assurance that the Distribution will actually be effected.

    Upon effectiveness of the Amendment, each outstanding share of Existing Common Stock will automatically be converted into, and the certificate therefor will be deemed to represent, one share of Class B Common Stock. The Existing Common Stock certificates will no longer specify the correct designation.

    As soon as practicable after the effectiveness of the Amendment, Harris Trust and Savings Bank, the Company's transfer agent, will issue certificates representing the Class A Common Stock and will mail a letter of transmittal (the "Transmittal Letter") to each record holder of Existing Common Stock on the Distribution Record Date. New certificates representing the Class B Common Stock will be issued to the record holders of Class B Common Stock who deliver properly executed Transmittal Letters accompanied by their certificates representing shares of Existing Common Stock.

    Under the provisions of the Amendment, the currently outstanding shares of Existing Common Stock would be reclassified as Class B Common Stock and would continue to have their present rights, powers and limitations. As more fully described below, the new Class A Common Stock will have certain special characteristics. In particular, the holders of Class A Common Stock as such will not be entitled to vote on any matters except as otherwise provided or required by law. At the time of the Distribution, there will be no change in the relative voting power or equity of any stockholder of the Company, including members of the family of Walter and Virginia Cherry (the "Cherry Family"), because the Distribution will be made to all stockholders in proportion to the number of shares of Existing Common Stock owned on the Distribution Record Date.

    The Amendment has been unanimously approved by the Company's Board of Directors. Each of the directors who is neither a member of the Cherry Family nor an officer or employee of the Company voted to approve the Amendment. The Board believes that the Amendment and the Distribution are in the best interests of the Company and its stockholders and recommends that you vote "FOR" the adoption of the Amendment. See "Reasons for the Proposal; Recommendation of the Board of Directors."

BACKGROUND OF THE PROPOSAL

    In recent years, a number of publicly held companies with majority or controlling ownership by their founding families have adopted dual class capitalization structures. Many companies which adopted dual class voting structures adopted such plans prior to the adoption in 1988 of Rule 19c-4 of the Rules and Regulations under the Securities Exchange Act of 1934. This Rule has since been vacated by a Federal Appellate Court decision in 1990, but was thereafter adopted as a rule of the NASD. Certain dual class structures adopted prior to enactment of Rule 19c-4 had provisions which disenfranchised stockholders by creating new classes of stock with greater voting rights per share. Other dual class capitalization structures (including that proposed by the Company) were intended to comply with Rule 19c-4, so as not to have a disenfranchising effect on existing stockholders. In reviewing the Company's capital structure and possible alternatives for the future, management, after consultation with the Company's financial advisors and the Company's outside legal advisors, determined that a structure which complies with Rule 19c-4 offered the Company a number of possible advantages that outweighed the potential disadvantages, and management determined to present to the Board of Directors the Proposal to establish a dual class capital structure.

    Members of the Cherry Family together control approximately 60% of the voting power of the Company. See "Stock Ownership Information." The Board believes that the Cherry Family's voting power has been beneficial to the Company. The Board of Directors believes that the management and operating policies of the Company in recent years, which have been implemented in substantial part due to the influence and control of members of the Cherry Family, have contributed to the growth and success of the Company, and therefore believes that the retention by members of the Cherry Family of their voting power with respect to the Company is in the best interests of the Company and its stockholders. However, since any stock sales by the Company would reduce the Cherry Family voting power, preservation of that voting power limits the Company's ability to sell stock in financings. Furthermore, members of the Cherry Family have sought the ability to increase liquidity while maintaining their influence in the Company.

    At its regular meeting on October 7, 1993, management made a presentation to the Board with respect to possible dual-class capital structures to enhance the financial flexibility of the Company and its stockholders. The Company considered high-low voting stock and convertible stock, but rejected these structures due to applicable NASD rules. The Board of Directors also gave some consideration to the issuance of preferred stock, but decided against it. At its regular meeting on May 3, 1994, management provided the Board with copies of preliminary proxy solicitation materials proposed to be filed with the SEC and reviewed the proposal with the Company's financial advisors, Donaldson, Lufkin & Jenrette Securities Corporation, and counsel, McDermott, Will & Emery. After discussion of the Proposal's likely benefits and possible disadvantages, the Board authorized adoption of the proposed Amendment and authorized management to file the preliminary proxy materials with the SEC. At its regular meeting on June 16, 1994, the Board of Directors called the annual meeting of stockholders for July 11, 1994, and established May 16, 1994 as the record date for the determination of stockholders entitled to vote at the annual meeting.

REASONS FOR THE PROPOSAL; RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT.

    The Board believes that a capital structure having two classes of common stock offers a number of potential benefits described below and that adoption of the Proposal is in the best interests of the Company and all of its stockholders. The Proposal enables the Company to issue Class A Common Stock or securities convertible into Class A Common Stock for financing, acquisition and compensation purposes without adversely affecting the voting percentage of any stockholder, including the Cherry Family.

    The Board has given due consideration to the Amendment and the Distribution and has determined that the adoption of the Amendment would be in the best interests of the Company and its stockholders.

Some stockholders, on the other hand, may believe that the Amendment and the Distribution are disadvantageous to the extent that they may favor long-term investors and may discourage takeovers of the Company. The Board, two of whom are members of the Cherry Family and one who is an officer of the Company, considered this factor in reaching their recommendation. The Board of Directors believes that the Reclassification is advantageous to the Company's long-term growth strategy to the extent that it may favor long-term investors and may discourage takeovers of the Company. The Board suggests that each stockholder carefully read and review the description of the Amendment and the Distribution and certain effects thereof which are set forth below.

FINANCING FLEXIBILITY

    The Company has followed, and continues to follow, a long-term strategy for growth. The Board of Directors believes that this strategy will best maximize the value of the Company and further believes that the voting power of the Cherry Family has provided the stability and absence of disruption necessary to best pursue this strategy. Implementation of the Proposal would provide the Company with increased flexibility in the future to issue common equity in connection with acquisitions and to raise equity capital or to issue convertible debt as a means to finance future growth without diluting the voting power of the Company's existing stockholders, including the Cherry Family. The Class A Common Stock may also be used, rather than voting Class B Common Stock, for the Company's stock benefit plans. The Company has not heretofore issued Common Stock to finance its operations or acquisitions and has not used substantial stock options in recent years as a means of retaining or compensating employees.

    The Company has selected underwriters and currently anticipates conducting a public offering of its Class A Common Stock, subject to the adoption of the Amendment and completion of the Distribution. Any such public offering is contingent on, among other things, approval of the Board of Directors, market conditions, and determination as to the appropriate timing of such offering; and there can be no assurances that such offering will occur. The offering by the Company is anticipated to be in the range of 2.5 million to 3 million shares of Class A Common Stock. The proceeds from the public offering will be used to pay off existing bank debt and for general corporate purposes. The offering will be made only by means of a prospectus complying with the requirements of the Securities Act of 1933, as amended, and this Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Class A Common Stock. If the public offering occurs, existing holders of the Common Stock will experience a dilution of their percentage interests in the Company. Although the Class B Common Stock may trade at a premium with respect to the Class A Common Stock, as discussed below, the Amendment expressly permits the Board to issue and sell shares of Class A Common Stock even if the consideration which could be obtained by issuing or selling Class B Common Stock would be greater.

STOCKHOLDER FLEXIBILITY

    Under the Proposal, stockholders desiring to maintain their voting positions will be able to do so even if they decide to sell or otherwise dispose of up to 50% of their equity interest in the Company. The proposed Amendment thus gives all stockholders, including the Cherry Family, increased flexibility to dispose of a portion of their equity interest in the Company and otherwise determine the extent of their equity ownership without necessarily affecting their relative voting power. In the past three years, members of the Cherry Family have made intra-family gifts of the Existing Common Stock, have sold approximately 10,000 shares of the Existing Common Stock, and have made no additional purchases. Members of the Cherry Family have indicated that they intend to continue making gifts of Cherry Common Stock to various charities, family members and others from time to time. Such gifts, if made, may be more significant than past gifts and, if made outside the family, are more likely to be shares of Class A Common Stock. However, members of the Cherry Family have informed the Board of Directors that they have no present plans regarding the sale of any shares of Cherry Common Stock. It is the present intention of members of the Cherry Family to hold the shares of Class B Common Stock and to sell shares of Class A Common Stock if they sell any shares.

    In addition, stockholders who are interested in maintaining their voting power in the Company might be more willing to sell or otherwise dispose of part of their holdings if the sale or other disposition would not decrease their relative voting power. That could result in increased trading of shares and increased liquidity.

Furthermore (subject to the Class A Protection provision described below), the presence of two classes of the Company's Common Stock would allow any stockholder to increase voting power without increasing its equity investment by selling Class A Common Stock and buying Class B Common Stock. The Company does not presently intend to issue any additional shares of Class B Common Stock.

CONTINUITY

    The adoption of the Proposal should reduce the risk of a disruption in the continuity of the Company's long-term plans and objectives that could otherwise result if the members of the Cherry Family find it necessary to sell a significant block of stock for diversification, to satisfy estate tax obligations or for other reasons. Implementation of the Proposal would allow members of the Cherry Family to continue to exercise control over a substantial portion of the Company's voting power even if members of the Cherry Family chose to reduce their total equity position significantly, and to exercise additional estate planning flexibility by determining the succession of voting control through gifts or bequests of Class B Common Stock to their heirs. Thus the Proposal may provide a basis for continuity pursuant to such plans and objectives, if and when such circumstances arise, and should reduce the risk that the Company could at some future date be compelled to consider a sale of the Company in an environment that could be dictated to the Company and the Board by the financial circumstances of the members of the Cherry Family or by third parties who may be anticipating or speculating about such circumstances.

KEY EMPLOYEES

    Implementation of the Proposal should allow all employees to continue to concentrate on other responsibilities without undue concern that the future of the Company could be affected by real or perceived succession issues or an unwanted takeover that could otherwise be triggered by any substantial divestiture by the Cherry Family in the future. By reducing the uncertainty that could result if members of the Cherry Family should dispose of a significant block of voting Common Stock, the Proposal may, therefore, enhance the ability of the Company to attract and retain highly qualified key employees.

BUSINESS RELATIONSHIPS

    Implementation of the Proposal may enhance the existing and potential business relationships of the Company with suppliers, customers and other parties who may become concerned about changes in control of the Company in the event the Cherry Family holdings are diluted.

CERTAIN POTENTIAL DISADVANTAGES OF THE PROPOSAL

    While the Board of Directors has determined that implementation of the Proposal is in the best interests of the Company and its stockholders, the Board recognizes that implementation of the Proposal may result in certain disadvantages, including the following:

CHANGE OF CONTROL IMPACT

    Members of the Cherry Family currently own a significant portion of the Existing Common Stock and collectively have effective voting control over the Company. Regardless of whether the Proposal is implemented, the Cherry Family will maintain the ability to keep or dispose of such voting control. As noted above, however, implementation of the Proposal will allow members of the Cherry Family to continue to exercise voting control even if some or all of them choose to reduce their total equity position by more than 50%. Implementation of the Proposal is likely to limit the future circumstances in which a sale or transfer of equity by the Cherry Family could lead to a merger proposal or tender offer that is not acceptable to the Cherry Family or a proxy contest for the removal of incumbent directors. Consequently, the Amendment and the Distribution might reduce the possibility that stockholders of the Company may sell their shares at a premium over prevailing market prices and make it more difficult to replace the current Board of Directors and management of the Company.

    The Company is not aware of any current intention of members of the Cherry Family to dispose of any significant amount of Common Stock of the Company or of any existing or planned effort on the part of any party to accumulate material amounts of the Company's Common Stock, or to acquire control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise, or to change the Company's management.

STATE STATUTES

    Some state securities statutes contain provisions which, due to the issuance of Class A Common Stock, may restrict an offering of equity securities by the Company or the secondary trading of its equity securities in such states. However, due to exemptions or for other reasons, the Company does not believe that such provisions will have a material adverse effect on the amount of equity securities which the Company will be able to offer, or on the price obtainable for such equity securities in such an offering, or in the secondary trading market for the Company's equity securities.

ACQUISITION ACCOUNTING

    The Class A Common Stock may not be used to effect a business combination to be accounted for using the "pooling of interests" method. For such method to be used, the Company would be required to issue shares of Class B Common Stock as the consideration for the combination.

BROKERAGE COSTS; SECURITY FOR CREDIT

    As typical in connection with any stock split, brokerage charges and stock transfer taxes, if any, may be somewhat higher with respect to purchases and sales of Common Stock after the Distribution, assuming transactions of the same dollar amount, because of the increased number of shares involved.

    The Company does not expect that the adoption of the Amendment and the Distribution will affect the ability of holders of the common stock to use the Class A Common Stock or Class B Common Stock as security for the extension of credit by financial institutions, securities brokers or dealers.

INVESTMENT BY INSTITUTIONS

    Implementation of the Proposal may affect the decision of certain institutional investors that would otherwise consider investing in the Existing Common Stock. The holding of non-voting common stock may not be permitted by the investment policies of certain institutional investors.

INTERESTS OF CERTAIN PERSONS

    The Cherry Family has an interest in the implementation of the Proposal because, as noted above, the Proposal may enhance the ability of members of the Cherry Family to retain voting control of the Company even if they dispose of a substantial portion of their shares of Existing Common Stock. See "Reasons for the Proposal; Recommendation of the Board of Directors."

DESCRIPTION OF THE CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK

    As indicated above, the Amendment will reclassify the Existing Common Stock into Class B Common Stock and create a new Class A Common Stock. The rights, powers and limitations of the Class A Common Stock and the Class B Common Stock are set forth in full in the proposed Article Fourth of the Company's Certificate of Incorporation. The full text of Article Fourth as proposed to be amended is set forth as Exhibit A to this Proxy Statement and incorporated herein by reference. The following summary should be read in conjunction with, and is qualified in its entirety by reference to, such Exhibit A.

VOTING

    Under the Company's Certificate of Incorporation as now in effect, each share of Existing Common Stock has one (1) vote per share on all matters, and holders of Existing Common Stock are entitled to vote for the election of all directors and on all other matters submitted to the stockholders of the Company. There is no provision in the Company's Certificate of Incorporation permitting cumulative voting. Subject to the Class A Protection provision described below, each share of Class B Common Stock will continue to entitle the holder thereof to one (1) vote per share on all matters on which stockholders are entitled to vote, including the election of directors. The Class A Common Stock will not entitle the holder thereof to any votes, except as otherwise provided or required by law. The Proposal will not affect the relative voting power of the holders of shares of Existing Common Stock (to be reclassified as Class B Common Stock).

    After the Amendment and Distribution, actions submitted to a vote of stockholders will generally be voted on only by holders of Class B Common Stock. Under the Amended Certificate of Incorporation and the Delaware General Corporation Law, only the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote will be required to amend the Certificate of Incorporation or to authorize additional shares of Common Stock; and the affirmative vote of the holders of two-thirds of the Class B Common Stock will be required to approve any merger or consolidation of the Company with or into any other corporation or a sale of substantially all its assets or to approve the dissolution of the Company. (The two-thirds voting requirement is not a substantive change. It already exists in Article Eighth. The Proposal will make the requirements of Article Eighth applicable only to the Class B Common Stock.) The holders of Class B Common Stock will elect the entire Board of Directors. In addition, as permitted under the Delaware General Corporation Law, the Amended Certificate of Incorporation will provide that the number of authorized shares of the Common Stock of either class may be increased or decreased, but not below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the Class B Common Stock.

    Under the Delaware General Corporation Law, however, holders of Class A Common Stock will be entitled to vote on proposals to change the par value of the Class A Common Stock or to alter or change the powers, preferences or special rights of the shares of Class A Common Stock, including the Class A Protection provision, which may affect them adversely.

DIVIDENDS AND OTHER DISTRIBUTIONS

    Each share of Class A Common Stock and Class B Common Stock will be equal in respect to dividends and other distributions in cash, stock or property
(including distributions in connection with any recapitalization and upon liquidation, dissolution or winding up of the Company), except that (i) a dividend or distribution in cash or property on a share of Class A Common Stock may be greater than any dividend or distribution in cash or property on a share of Class B Common Stock, and (ii) dividends or other distributions payable on the Common Stock in shares of capital stock shall be made to all holders of Common Stock and may be made (a) in shares of Class A Common Stock to the holders of Class B Common Stock and to the holders of Class A Common Stock, (b) in shares of Class B Common Stock to the holders of Class B Common Stock and in shares of Class A Common Stock to the holders of Class A Common Stock, or (c) in any other authorized class or series of capital stock to the holders of both classes of Common Stock. In no event will either Class A Common Stock or Class B Common Stock be split, subdivided or combined unless the other is proportionately split, subdivided or combined.

    Although the Board of Directors would have authority under the Amended Certificate of Incorporation to pay dividends and make distributions on the Class A Common Stock in amounts greater than on the Class B Common Stock, the Board presently intends that, if any dividends are paid, both classes will be paid on an equal share basis.

MERGERS AND CONSOLIDATIONS

    Each holder of Class A Common Stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class B Common Stock in a merger or consolidation of the Company.

CLASS A PROTECTION

    After implementation of the Proposal, voting rights disproportionate to equity ownership could be acquired through acquisitions of Class B Common Stock. The Company's financial advisors advised the Board that the Class B Common Stock could therefore trade at a premium to the Class A Common Stock under certain circumstances. In order to reduce or eliminate the economic reasons for the Class B Common Stock and Class A Common Stock to trade at disparate market prices and to give holders of Class A Common Stock the opportunity to participate in any premium paid in the future for a significant block (10% or more) of the Class B Common Stock by a buyer who has not acquired a proportionate share of the Class A Common Stock, the Board, upon consultation with the Company's financial and legal advisors, determined that the Amendment would include the following two-pronged "Class A Protection" provision.

    First, the Class A Protection provision seeks to prevent a person who has crossed a certain ownership threshold from gaining control of the Company by acquiring shares of Class B Common Stock without buying shares of Class A Common Stock. Anyone who acquires more than 10% of the outstanding shares of

Class B Common Stock after the Effective Date and does not acquire a percentage of the outstanding shares of Class A Common Stock at least equal to the percentage of the shares of the Class B Common Stock that the person acquired above the 10% threshold will not be allowed to vote those shares of Class B
Common Stock acquired in excess of the 10% level. For example, if a person acquires 15% of the outstanding shares of Class B Common Stock after the Effective Date but acquires no shares of Class A Common Stock, that person would be unable to vote the 5% of the shares of Class B Common Stock acquired in excess of the 10% threshold. The inability of the person to vote the excess shares of Class B Common Stock will continue under the Amended Certificate of Incorporation until such time as a sufficient number of shares of Class A Common Stock have been acquired by the person that the requirements of the Class A Protection provision have been satisfied.

    The second prong of the Class A Protection provision is an "Equitable Price" requirement. It is intended to prevent a person seeking to acquire control of the Company from paying a discounted price for the shares of Class A Common Stock required to be purchased by the acquiring person under the first prong of the Class A Protection provision. The Amended Certificate of Incorporation provides that an equitable price has been paid for the shares of Class A Common Stock only when they have been acquired at a price at least equal to the greater of (i) the highest per share price paid by the acquiring person, in cash or in non-cash consideration, for any shares of Class B Common Stock acquired within the 60-day periods preceding and following the acquisition of the shares of Class A Common Stock or (ii) the highest closing market sale price of a share of Class B Common Stock during the 30-day period preceding the acquisition of the shares of Class A Common Stock. The value of any non-cash consideration will be determined by the Board of Directors of the Company acting in good faith. The highest closing market sale price of a share of Class B Common Stock will be the highest closing sale price on the NASDAQ National Market System or such securities exchange or other quotation system then constituting the principal trading market for either class of the Common Stock. In the event that no quotations are available, the highest closing market sale price will be the fair market value during the 30-day period of a share of Class B Common Stock as determined by the Board of Directors of the Company acting in good faith. The Company believes that as a practical matter, a person seeking to acquire control of the Company would have to buy the Class A and Class B Common Stock at virtually the same time and the same price, as might occur in a tender offer, in order to ensure that the acquiring person would be able to vote the shares of Class B Common Stock acquired in excess of the 10% threshold.

    Under the Class A Protection provision, an acquisition of shares of Class B Common Stock would be deemed to include any shares that a person acquires directly or indirectly, in one transaction or a series of transactions, or with respect to which that person acts or agrees to act in concert with any other person. Unless there are affirmative attributes of concerted action, however, "acting or agreeing to act in concert with any other person" will not include actions taken or agreed to be taken by persons acting in their official capacities as directors or officers of the Company or actions by persons merely because they are related by blood or marriage. Also, an acquisition of shares of Class B Common Stock will not be deemed to include acquisitions by bequest or inheritance, by operation of law, upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for purposes of circumventing the Class A Protection provision.

    The Class A Protection provision will not apply to any increase in a holder's percentage ownership of Class B Common Stock resulting solely from a change in the total number of shares of Class B Common Stock outstanding as the result of a repurchase of shares of Class B Common Stock by the Company since the last date on which that holder acquired shares of Class B Common Stock. Furthermore, the provision will not prevent the voting of shares of Class B Common Stock which could otherwise be voted merely because the owner disposes of Class A Common Stock. The Class A Protection provision also provides that to the extent that the voting power of any Class B Common Stock cannot be exercised pursuant to the provision, that Class B Common Stock will not be included in the determination of the voting power of the Company for any purposes under the Amended Certificate of Incorporation or under the Delaware General Corporation Law.

LIMITED CONVERTIBILITY

    Except as described below, neither the Class A Common Stock nor the Class B Common Stock will be convertible into another class of Common Stock or any other security of the Company.

    The Class A Common Stock could be converted into Class B Common Stock on a share-for-share basis by a resolution of the Board of Directors if, as a result of the existence of the Class A Common Stock, either class of Common Stock is excluded from trading on NASDAQ (or any national securities exchange on which the Common Stock is then listed).

    In addition, if at any time the number of outstanding shares of Class B Common Stock as reflected on the stock transfer books of the Company falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, then, immediately upon the occurrence of such event, all the outstanding shares of Class A Common Stock shall be automatically converted into shares of Class B Common Stock, on a share-for-share basis. For purposes of the immediately preceding sentence, any shares of Class A Common Stock or Class B Common Stock repurchased by the Company shall no longer be deemed "outstanding" from and after the date of repurchase.

    In the event of any such conversion of the Class A Common Stock, certificates which formerly represented outstanding shares of Class A Common Stock will thereafter be deemed to represent a like number of shares of Class B Common Stock and all shares of Common Stock authorized by the Amended Certificate of Incorporation will be deemed to be shares of Class B Common Stock.

PREEMPTIVE RIGHTS

    The Common Stock will not carry any preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of the Company or any other securities convertible into shares of any class of stock of the Company.

TRANSFERABILITY: TRADING MARKET

    Like the Existing Common Stock, the Class A Common Stock and the Class B Common Stock will be freely transferable. The Company is filing applications with the NASD with respect to the Class A Common Stock and the Class B Common Stock and, like the Existing Common Stock, it is expected that both such classes will be listed for quotation on the NASDAQ National Market System. See "Certain Effects of the Proposal -- Potential Changes in Law or Regulations."

INCREASE IN AUTHORIZED COMMON STOCK

    The Company's Certificate of Incorporation, as amended, presently authorizes 10,000,000 shares, of the Existing Common Stock. The Amendment would increase the total authorized number of shares of Common Stock from 10,000,000 to 30,000,000, authorizing the issuance of up to 20,000,000 shares of Class A Common Stock and up to 10,000,000 shares of Class B Common Stock. After implementation of the Proposal, approximately 4.7 million shares of Class A Common Stock and 4.7 million shares of Class B Common Stock would be issued and outstanding. Approximately 15.3 million shares of Class A Common Stock and 5.3 million shares of Class B Common Stock would therefore be available for issuance from time to time for any proper corporate purpose, including stock splits, stock dividends, acquisitions, stock option plans, funding of employee benefit plans and public and private equity offerings. No further action or authorization by the stockholders would be necessary prior to the issuance of the additional shares of Class A Common Stock or Class B Common Stock authorized pursuant to the Amendment unless applicable laws or regulations would require such approval in a given instance.

    The Amendment would not increase the number of shares of voting Common Stock which could be issued, but would only authorize a larger number of shares of Class A Common Stock. A larger amount of Class A Common Stock is necessary in the event the Company effects any stock splits or stock dividends on the Common Stock. The Board of Directors of the Company also believes that it is desirable to have the additional authorized shares of Common Stock available for possible future financing and acquisition transactions, and other general corporate purposes. Having such additional authorized shares of Common Stock available for issuance in the future will give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special stockholders' meeting. The Company does not presently have any agreement, understanding, arrangement or plans that would result in the issuance of any of the additional shares of Common Stock to be authorized except as set forth in the Amendment and pursuant to the Distribution. Unissued shares of Common Stock could be issued in circumstances that would serve to preserve control of the Company's then existing management. The Company's Amended Certificate of Incorporation will permit the holders of a majority of the outstanding shares of the Class B Common Stock to amend the Amended Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock or Class B Common Stock.

STOCKHOLDER INFORMATION

    The Company will deliver to the holders of Class A Common Stock the same proxy statements, annual reports and other information and reports as it delivers to holders of Class B Common Stock.

                        CERTAIN EFFECTS OF THE PROPOSAL

EFFECTS ON RELATIVE OWNERSHIP INTEREST AND VOTING POWER

    Because the Amendment provides that each whole share of Existing Common Stock will be reclassified and changed into one share of Class B Common Stock, and because the Distribution is to be made to all stockholders in proportion to the number of shares of Class B Common Stock owned on the Distribution Record Date by each stockholder, the relative ownership interest and voting power of each holder of a whole share of Existing Common Stock will be the same immediately after effectiveness of the Amendment and Distribution as it was immediately prior thereto. Consequently, assuming that the members of the Cherry Family retain the shares of Class B Common stock beneficially owned by them and that the Company does not issue additional Class B Common Stock, the Amendment will not alter the Cherry Family's present voting position in the Company.

    Stockholders who sell their shares of Class B Common Stock after the Distribution will lose a greater amount of voting control in proportion to equity than they would have prior to the Distribution. At the same time, stockholders desiring to maintain a long-term investment in the Company will be free to continue to hold the Class B Common Stock and retain the benefits of the voting power attached to such Common Stock.

    As of the date of this Proxy Statement members of the Cherry Family had sole or shared voting or dispositive power over an aggregate of approximately 2.8 million shares or approximately 60% of the outstanding Existing Common stock of the Company. Accordingly, the Cherry Family will receive an aggregate of approximately 2.8 million shares each of Class A Common Stock and Class B Common Stock in connection with the Amendment and the Distribution.

    If the Cherry Family, following the Distribution, were to sell all of the shares of Class A Common Stock received in the Distribution, the Cherry Family would still have approximately 60% of the voting power assuming no other change. The foregoing is for illustrative purposes only and is in no way intended to suggest that the Cherry Family has any intention of selling any or all of its shares of Class A Common Stock or Class B Common Stock following the Distribution. It is the present intention of members of the Cherry Family to hold the shares of Class B Common Stock and to dispose of shares of Class A Common Stock if they dispose of any shares.

EFFECT ON MARKET PRICE

    The market price of shares of Class A Common Stock and Class B Common Stock after the Distribution will depend, as before the adoption of the Amendment, on many factors, including, among others, the future performance of the Company, general market conditions and conditions relating to companies or industries similar to that of the Company. Accordingly, the Company cannot predict the prices at which the Class A Common Stock and Class B Common Stock will trade following the adoption of the Amendment and the Distribution, just as the Company could not predict the price at which the Existing Common Stock would trade absent the Amendment and the Distribution. On June 14, 1994, the closing price of the Existing Common Stock was $30 7/8 per share as reported on the NASDAQ National Market System. As discussed above, under certain circumstances the Class B Common Stock could trade at a premium compared to the

Class A Common Stock. However, after consultation with the Company's financial and legal advisors, the Board of Directors included a Class A Protection provision for the Class A Common Stock to reduce or eliminate the economic reasons for the Class B Common Stock to trade at a premium compared to the Class A Common Stock. Should a premium on the Class B Common Stock develop, the Amendment expressly permits the Board to issue and sell shares of Class A Common Stock even if the consideration which could be obtained by issuing or selling Class B Common Stock would be greater. The Amendment also expressly permits the Board to purchase shares of Class B Common Stock even if the consideration which would be paid by purchasing Class A Common Stock would be less.

    Because the market price of the Class B Common Stock is expected to be approximately one-half of the price of the Existing Common Stock, it will be possible to acquire more voting Common Stock for a given amount of consideration after the Distribution. Therefore, subject to the requirement to purchase a proportionate amount of Class A Common Stock under certain circumstances pursuant to the Class A Protection provision discussed above, the Proposal would permit stockholders, including the Cherry Family, to increase their relative voting control at a lower cost. The Cherry Family has advised the Company that it has no present plans to acquire any additional shares of Common Stock after the Distribution.

TRADING MARKET

    Upon effectiveness of the Amendment, approximately 4.7 million shares of Class B Common Stock will be issued and outstanding. After the Distribution, approximately 4.7 million shares of Class A Common Stock will be issued and outstanding. To minimize dilution of voting power to existing stockholders, the Company is more likely to issue additional Class A Common Stock than Class B Common Stock in the future to raise equity, finance acquisitions or fund employee benefit plans. Furthermore, members of the Cherry Family are more likely to dispose of Class A Common Stock over time than Class B Common Stock. Any such issuance of additional Class A Common Stock by the Company or dispositions of Class A Common Stock by members of the Cherry Family or other major stockholders may serve to further increase market activity in Class A Common Stock relative to the Class B Common Stock.

EFFECT ON BOOK VALUE AND EARNINGS PER SHARE

    Although the interest of each stockholder in the total equity of the Company will remain unchanged as a result of the Distribution, the issuance of the Class A Common Stock pursuant to the Distribution will, like any stock dividend, cause the book value and earnings per share of the Company to be adjusted to reflect the increased number of shares outstanding. Although effected in the form of a dividend, for accounting purposes, the Distribution will have the same effect as a two-for-one stock split.

FEDERAL INCOME TAX CONSEQUENCES

    The Company believes that, in general, for federal income tax purposes (i) neither the reclassification of Existing Common Stock into Class B Common Stock nor the Distribution of Class A Common Stock will be taxable to a stockholder of the Company, (ii) neither the Class A Common Stock nor the Class B Common Stock will constitute "Section 306 stock" within the meaning of Section 306(c) of the Internal Revenue Code of 1986, as amended, (iii) the cost or other basis of each share of Existing Common Stock will be apportioned between the share of Class A Common Stock and the new share of Class B Common Stock in proportion to the fair market value of the shares of each class of stock on the date of the Distribution, (iv) the holding period for each new share of Class A Common Stock and Class B Common Stock will include such stockholder's holding period for the old share of Existing Common Stock with respect to which the Class A Common Stock and Class B Common Stock is distributed, and (v) no gain or loss will be recognized on any subsequent conversion of shares of Class A Common Stock into shares of Class B Common Stock. Gain or loss would be recognized, however, on the subsequent sale of shares of Class A Common Stock and shares of Class B Common Stock. Stockholders are urged to seek the advice of their own tax counsel on this matter and on state income tax matters.

SECURITIES ACT OF 1933

    Because  the Existing  Common Stock will  be reclassified as  Class B Common
Stock with essentially the same rights, powers and limitations, the redesignation is not an "offer," "offer to sell," "offer for sale" or

"sale" of a security within the meaning of Section 2(3) of the Securities Act of 1933, as amended (the "Securities Act") and will not involve the substitution of one security for another under Rule 145 thereunder. In addition, the Distribution of the Class A Common Stock as a stock dividend will not involve a "sale" of a security under the Securities Act or Rule 145. Consequently, the Company is not required to register and has not registered the Class A Common Stock or the Class B Common Stock under the Securities Act.

    Because the Amendment and Distribution do not constitute a "sale" of either Class A Common Stock or Class B Common Stock under the Securities Act, stockholders will not be deemed to have purchased such shares separately from the Existing Common Stock under the Securities Act and Rule 144 thereunder. Shares of Class B Common Stock held immediately upon effectiveness of the Amendment and shares of Class A Common Stock received in the Distribution, other than any such shares held by "affiliates" of the Company within the meaning of the Securities Act, may be offered for sale and sold in the same manner as the Existing Common Stock without registration under the Securities Act. Affiliates of the Company, including members of the Cherry Family, will continue to be subject to the restrictions specified in Rule 144 under the Securities Act.

NASD CRITERIA

    The Existing Common Stock is currently traded on the NASDAQ National Market System and application is being made to trade the Class A Common Stock and the Class B Common Stock on the NASDAQ National Market System. The Proposal is intended to comply with the requirements of Rule 19c-4 (the "Rule") adopted in July 1988 by the SEC under the Securities Exchange Act of 1934, as amended. Although a federal appellate court vacated the Rule as a rule of the SEC, the Rule has been adopted as a standard for listing on the NASDAQ National Market System by the NASD. The effect of the Rule is to prohibit the quotation on the NASDAQ National Market System of equity securities of an issuer if such issuer "issues any class of security, or takes other corporate action, with the effect of nullifying, restricting or disparately reducing the per share voting rights of holders of an outstanding class or classes of common stock of such issuer . . ." The purpose of the Rule is to prohibit stock issuances and other corporate actions that have a "disenfranchising effect" on existing stockholders.

    The NASD has advised the Company that the issuance of non-voting Class A Common Stock pursuant to the Proposal would not violate the Rule. The Company presently anticipates that both the Class A Common Stock and the Class B Common Stock will be traded on the NASDAQ National Market System. Future issuances of Common Stock may be subject to the Rule and the Company may be required to seek and obtain NASD approval in connection with such issuances.

EFFECT ON COMPENSATION PLANS

    The only compensation plans that will be affected by the Proposal are the Company's Incentive Stock Option Plan and the Company's Employee Stock Purchase Plan. Outstanding options under the Incentive Stock Option Plan will be adjusted appropriately to reflect the reclassification of Existing Common Stock and the Distribution. The Incentive Stock Option Plan expired in 1992 so no future options will be granted under such plan. All purchases made under the Employee Stock Purchase Plan after calendar year 1994 will be for shares of Class A Common Stock.

POTENTIAL CHANGES IN LAW OR REGULATIONS

    In recent years, bills have been introduced in Congress that, if enacted, would have prohibited the registration of common stock on a national securities exchange or the trading of such common stock on NASDAQ if such common stock was part of a class of securities which has no voting rights or carried disproportionate voting rights. While these bills have not been acted upon by Congress, there can be no assurance that such a bill (or a modified version thereof) will not be introduced in Congress in the future. Legislation or other regulatory developments could make the Company's Class A Common Stock and Class B Common Stock ineligible for trading on national securities exchanges and for trading on NASDAQ as a result of the Distribution. The Company is unable to predict whether any such regulatory proposals will be adopted or whether they will have such effect. If such legislation is adopted, however, it could include "grandfather" provisions, in which event the Company might not be affected as to any action already taken.

    If legislation is adopted which would make either class of the Company's Common Stock ineligible for trading on NASDAQ, or any national securities exchange on which it is listed, the Amendment provides that the Board may convert Class A Common Stock into Class B Common Stock on a share for share basis.

GENERAL
EXPENSES

    The costs of proceeding with the Proposal (such as transfer agent's fees, printing, engraving and mailing costs, legal fees, investment banking fees, solicitation fees, and NASD fees) will be charged against the Company's pre-tax earnings. The approximate cost of proceeding with the Proposal is estimated to be $300,000, inclusive of fees of financial and legal advisors.

FINANCIAL INFORMATION

    The Company has furnished its financial statements to stockholders in its 1994 Annual Report, which accompanies this Proxy Statement. In addition, the Company will promptly provide without charge to any stockholder, on the request of such stockholder, an additional copy of the 1994 Annual Report and the Company's most recent Form 10-K, as amended. Written requests for such copies should be directed to the Secretary, The Cherry Corporation, 3600 Sunset Avenue, Waukegan, Illinois 60087, or by telephone to (708) 662-3508.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of the holders of a majority of the outstanding Existing Common Stock is required for approval of the Amendment. Abstentions and broker non-votes will count as votes against the Proposal. The Company has been advised by members of the Cherry Family, who in the aggregate beneficially own or have the power to vote approximately 60% of the outstanding Existing Common Stock entitled to vote at the meeting, that they intend to vote in favor of approval of the Amendment. As noted above, the Board of Directors recommends that the shareholders vote "FOR" the Proposal and the adoption of the Amendment.

                             ACCOUNTING INFORMATION

    The Company's Independent Public Accountants for fiscal 1994 were Arthur Andersen & Co., and such firm is expected to have representatives at the annual meeting of stockholders who will be available to respond to appropriate questions at that time and have an opportunity to make a statement if they desire to do so.

                                          By Order of the Board of Directors

                                                       DAN A. KING
                                                        SECRETARY
June 20, 1994

                                   EXHIBIT A
               ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION
                           OF THE CHERRY CORPORATION
                     AS PROPOSED TO BE AMENDED AND RESTATED

    FOURTH: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is thirty million (30,000,000) shares which shall be divided into two classes as follows:

        (a) Twenty Million (20,000,000) shares of Class A Common Stock of the par value of one dollar ($1.00) per share; and

        (b) Ten Million (10,000,000) shares of Class B Common Stock of the par value of one dollar ($1.00) per share.

    Upon a Certificate of Amendment of Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's Common Stock, $1.00 par value, then issued (including shares held in the treasury of the Corporation), shall be automatically reclassified, changed and converted into one (1) fully paid and non-assessable share of Class B Common Stock, $1.00 par value. Any stock certificate that, immediately prior to the Effective Time, represents shares of Common Stock, $1.00 par value, will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class B Common Stock equal to the number of shares of Common Stock represented by such certificate prior to the Effective Time. As soon as practicable after the Effective Time, the corporation's transfer agent shall mail a transmittal letter to each record holder who would be entitled to receive a share of Class B Common Stock.

    The Class A Common Stock and Class B Common Stock are hereinafter collectively referred to as the "Common Stock." The designations and powers, preferences and rights, and the qualifications, limitations on restrictions thereof, of the above classes of stock shall be as follows:

        (a) RIGHTS. Except as otherwise required by law or as otherwise provided in this certificate, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences, qualifications, limitations and other rights.

        (b) DIVIDENDS. Subject to all of the rights of any class of stock authorized after the effective date of this provision of Article Fourth ranking senior to the Common Stock as to dividends, dividends may be paid upon the Class A Common Stock and the Class B Common Stock as and when declared by the Board of Directors out of funds and other assets legally available for the payment of dividends. If and when dividends on the Class A Common Stock and the Class B Common Stock are declared and payable from time to time by the Board of Directors whether payable in cash, in property or in shares of stock of the corporation, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends, except that (1) a dividend or distribution in cash or property on a share of Class A Common Stock may be greater than any dividend or distribution in cash or property on a share of Class B Common Stock, and (2) dividends or other distributions payable on the Common Stock in shares of any authorized class or series of capital stock of the corporation may be made (i) in shares of Class A Common Stock to the holders of Class A Common Stock and in shares of Class B Common Stock to the holders of Class B Common Stock, (ii) in shares of Class A Common Stock to the holders of Class A Common Stock and to the holders of Class B Common Stock, or (iii) in any other authorized class or series of capital stock to the holders of both classes of Common Stock.

        (c) LIQUIDATION. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and after the holders of any class of stock authorized after the effective date of this provision of Article Fourth ranking senior to the Common Stock as to assets shall have been paid in full the amounts to which such holders shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been set aside for the benefit of the holders of such stock, the remaining net assets of the corporation shall be distributed pro rata to the holders of both classes of the Common Stock.

        (d) MERGER AND CONSOLIDATION. In the event of a merger or consolidation of the corporation with or into another entity (whether or not the corporation is the surviving entity), the holders of Class A Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class B Common Stock in such merger or consolidation.

        (e) VOTING. (1) Except as otherwise expressly provided with respect to any other class of stock and except as otherwise may be required by law or this certificate, the Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held. Except as expressly provided in this certificate and except as otherwise required by law, the Class A Common Stock shall have no voting rights.

        (2) The Class A Common Stock shall be entitled to vote separately as a class only with respect to (i) proposals to change the par value of the Class A Common Stock, (ii) other amendments to this certificate that alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely, and (iii) such other matters as may require class voting under the Delaware General Corporation Law.

        (3) The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Class B Common Stock.

        (f) STOCK SPLITS. The corporation may not split, divide or combine the shares of either class of Common Stock unless, at the same time, the corporation splits, divides or combines, as the case may be, the shares of the other class of Common Stock in the same proportion and manner.

        (g) CONVERSION. (1) All outstanding shares of Class A Common Stock may be converted into shares of Class B Common Stock on a share-for-share basis by a resolution of the Board of Directors if, as a result of the existence of the Class A Common Stock, either the Class A Common Stock or Class B Common Stock is, or both are, excluded from trading on the NASD National Market System, or, if such shares are listed on a national securities exchange, from trading on the principal national securities exchange on which such securities are traded.

        (2) All outstanding shares of Class A Common Stock shall be immediately converted into shares of Class B Common Stock on a share-for-share basis if at any time the number of outstanding shares of Class B Common Stock as reflected on the stock transfer records of the corporation falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and of Class B Common Stock. For purposes of the immediately preceding sentence, any shares of Common Stock repurchased by the corporation shall no longer be deemed "outstanding" from and after the date of repurchase.

        (3) In the event of any conversion of the Class A Common Stock pursuant to subdivision (g)(1) or (g)(2), certificates which formerly represented outstanding shares of Class A Common Stock will thereafter be deemed to represent a like number of shares of Class B Common Stock and all authorized shares of Common Stock shall consist of only Class B Common Stock.

        (4) For purposes of this subsection (g) of this Article Fourth, the term "person" means a natural person, company, government, or political subdivision, agency or instrumentality of a government, or other entity.
    "Beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor regulation. The formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the 1934 Act or any successor regulation.

        (h) (1) A Person, as defined in clause (6) of paragraph (h) of this Article Fourth, who after the Effective Time, acquires any shares of Class B Common Stock may not exercise the voting power of that number of the shares of Class B Common Stock so acquired that are deemed to be excess Class B Shares for purposes of this paragraph (h). An acquisition of shares of Class B Common Stock hereunder shall be deemed to include any shares of Class B Common Stock that a Person acquires, directly or indirectly, in one transaction or in a series of transactions, or with respect to which the Person acts or agrees to act in concert with any other Person. The number of shares of Class B Common Stock deemed hereunder to be excess Class B Shares shall be determined by application of the following formula:

           (i) the percentage which the number of shares of Class B Common Stock acquired by the Person since the Effective Time, bears to the aggregate number of outstanding shares of Class B Common Stock;

           (ii) minus 10%;

          (iii) minus the percentage which the number of shares of Class A Common Stock acquired at an equitable price by that Person after the Effective Time bears to the aggregate number of outstanding shares of Class A Common Stock;

           (iv) times the aggregate number of outstanding shares of Class B Common Stock.

    For purpose of this determination, any shares of Class A Common Stock or Class B Common Stock repurchased by the Company since the last date on which a Person acquired any shares of Class A Common Stock or Class B Common Stock (whether in treasury or retired) shall be deemed still to be outstanding. Determination of excess Class B Shares shall be made as of the date that a Person, directly or indirectly, alone or with others, otherwise would seek to exercise or direct the exercise of voting power with respect to those Class B Shares.

        (2) Shares of Class A Common Stock shall have been acquired at an equitable price for purposes of clause (1) of this paragraph (h) only if they were acquired at a price at least equal to the higher of:

           (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the acquiring Person for any shares of Class B Common Stock acquired by that Person within either 60 days before or 60 days after the shares of Class A Common Stock were acquired; or

           (ii) the highest closing sale price during the 30-day period immediately before the shares of Class A Common Stock were acquired of a share of Class B Common Stock on the NASDAQ National Market System, or, if the shares of Class B Common Stock are not quoted on the NASDAQ National Market System, on the principal United States national securities exchange on which the shares of Class B Common Stock are listed, or, if the shares of Class B Common Stock are not listed on any United States national securities exchange, or, if no quotations are available, the fair market value during such 30-day period of a share of Class B Common Stock as determined in good faith by the Board of Directors of the Company.

    If any of the consideration given by the Person for any share of Class B Common Stock under subclause (i) of this clause (2) was other than cash, the value of such non-cash consideration shall be as determined in good faith by the Board of Directors of the Company.

        (3) An acquisition of a share of Class B Common Stock shall not include for the purposes of clause (1) of this paragraph (h) an acquisition by bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this paragraph (h).

        (4) Unless there are affirmative attributes of concerted action, acting or agreeing to act in concert with any other Person shall not include for purposes of clause (1) of this paragraph (h) actions taken or agreed to be taken by Persons acting in their official capacities as directors or officers of the Company or actions by Persons related by blood or marriage.

        (5) To the extent that the voting power of any share of Class B Common Stock cannot be exercised pursuant to this paragraph (h), that share of Class B Common Stock shall not be included in the determination of the voting power of the Company for any purpose under this Certificate of Incorporation or the Delaware General Corporation Law.

        (6) For purposes of this subsection (h) of this Article Fourth, the term "Person" means a natural person, company, government, or any political subdivision, agency or instrumentality of a government, or other entity.

        (i) NO PRE-EMPTIVE RIGHTS. No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

        (j) ISSUANCES AND REPURCHASES OF COMMON STOCK. (1) The Board of Directors shall have the power to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.

        (2) The Board of Directors shall have the power to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

Preliminary Copy


                             THE CHERRY CORPORATION                        PROXY
                  3600 SUNSET AVENUE, WAUKEGAN, ILLINOIS 60087

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

                                             (IF THE STOCK IS REGISTERED IN  THE
                                             NAME  OF MORE THAN  ONE PERSON, THE
                                             PROXY SHOULD BE SIGNED BY ALL NAMED
                                             HOLDERS. IF  SIGNING  AS  ATTORNEY,
                                             EXECUTOR,  ADMINISTRATOR,  TRUSTEE,
                                             GUARDIAN, CORPORATE OFFICIAL, ETC.,
                                             PLEASE GIVE FULL TITLE AS SUCH.)
                                             ________________________(SIGNATURE)
                                              DATED:______________________, 1994
                                              _______________________(Signature)

    The undersigned hereby appoints Walter L. Cherry and Peter B. Cherry, and each of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all of the undersigned's Common Stock in The Cherry Corporation at the annual meeting of stockholders of The Cherry Corporation to be held on Monday, July 11, 1994, and at any adjournment thereof, with the same authority as if the undersigned were personally present.

1. Election of Directors                / / FOR all nominees listed below       / / WITHHOLD AUTHORITY to vote for all
                                        (except as marked to the contrary)          nominees listed below

  WALTER L. CHERRY, PETER B. CHERRY, ALFRED S. BUDNICK, THOMAS L. MARTIN, JR.,
           ROBERT B. MCDERMOTT, PETER A. GUGLIELMI, CHARLES W. DENNY

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- - - --------------------------------------------------------------------------------

       2.  Approval of proposal to amend Article Fourth of the Certificate of
           Incorporation, as amended, in the form attached as Exhibit A to the Proxy
           Statement -- recommended by the board of directors                               / / FOR  / / AGAINST  / / ABSTAIN
- - - ------------------------------------------------------------------------------------------------------------------------
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

                    (PLEASE DATE AND SIGN ON REVERSE SIDE.)